                                                                       Exhibit 2

                              SHAREHOLDER AGREEMENT

            SHAREHOLDER AGREEMENT, dated as of March 15, 1999 (this "Agreement") is made by and among HI Holdings Inc., a Delaware corporation, ("Parent"), HI Merger Subsidiary Inc., a California corporation and a wholly owned subsidiary of Parent ("Acquisition"), and the Hayman Non-Exempt Trust FBO Sandra Nelson, the Hayman Non-Exempt Trust FBO Sheryl Evertt, the Hayman Non-Exempt Trust FBO Rick Hayman, the Hayman Exempt Trust FBO Sandra Nelson, the Hayman Exempt Trust FBO Sheryl Evertt and the Hayman Exempt Trust FBO Rick Hayman, all established under the Richard L. Hayman and Dorothy M. Hayman Trust No. 1 (collectively, the "Shareholder").

                                    RECITALS

            Parent, Acquisition and Haskel International, Inc. (the "Company") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of Acquisition with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement as entered into on the date hereof.

            As of the date hereof, the Shareholder is the beneficial owner of 1,465,002 shares of Class A Common Stock and 40,000 shares of Class B Common Stock (the "Existing Shares" and, together with any shares of Class A Common Stock or Class B Common Stock acquired by the Shareholder after the date hereof, whether upon the exercise of warrants, options or rights, the conversion or exchange of any Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, the "Subject Shares").

            As an inducement and a condition to entering into the Merger Agreement, Parent has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement.

            The Shareholder and Parent desire to set forth their agreement with respect to the voting of the Subject Shares and the election of Merger Consideration in connection with the Merger and the Shareholder desires to grant to Acquisition an option to acquire the Subject Shares, in each case upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

            To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

1. Covenants of the Shareholder. Until the termination of this Agreement in accordance with Section 6, the Shareholder agrees as follows:

            (a) Agreement to Vote. At any meeting of Shareholders of the Company called for purposes that include approval of the Merger and the Merger Agreement, however called, or at any adjournment thereof, or in connection with any written consent of the holders of Shares or in any other circumstances in which the Shareholder is entitled to vote, consent or give any other approval with respect to the Merger and the Merger Agreement, the Shareholder shall vote (or cause to be voted) the Subject Shares in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any amendments hereto or, with the Shareholder's written consent, thereto.

            At any meeting of Shareholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the holders of Shares or in any other circumstances in which the Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Parent, the Shareholder shall vote (or cause to be voted) the Subject Shares against the following actions:

                  (i) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Shareholder hereunder; or

                  (ii) any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (A) the adoption by the Company of a proposal regarding (1) the acquisition of the Company by merger, tender offer or otherwise by any person other than Parent, Acquisition or any designee thereof (a "Third Party"), or any other merger, combination or similar transaction with any Third Party; (2) the acquisition by a Third Party of 10% or more of the assets of the Company and its subsidiaries, taken as a whole (whether by the acquisition of assets or securities of, or any merger, consolidation or other business combination involving, the Company or any of its subsidiaries); (3) the acquisition by a Third Party of 10% or more of the outstanding Shares; or (4) the repurchase by the Company or any of its subsidiaries of 10% or more of the outstanding Shares; (B) any amendment of the Company's Articles of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction could in any manner reasonably be expected to impede, in any material respect, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the rights and privileges, including, without limitation, voting rights of any class of the Company's capital stock; (C) any change in the management or board of directors of the Company that could in any manner reasonably be expected to impede, in any material respect, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; (D) any material change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business. The Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing agreements.

            (b) Proxies. As security for the agreements of the Shareholder provided for herein, the Shareholder hereby grants to Acquisition a proxy to vote all shares of Class A Common Stock that are part of the Subject Shares (the "Proxy Shares"). The Shareholder agrees that this proxy shall be irrevocable during the term of this Agreement and coupled with an interest and each of the Shareholder and Acquisition will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Shareholder with respect to the Proxy Shares.

            (c) Transfer Restrictions. The Shareholder agrees not to (I) sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Shareholder (collectively, "Transfer")), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares other than pursuant to the terms hereof and the Merger Agreement, (ii) enter into any voting arrangement or understanding with respect to the Subject Shares, whether by proxy, voting agreement or otherwise, or (iii) take any action that could reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or could reasonably be expected to have the effect of preventing or disabling the Shareholder from performing any of its obligations hereunder.

            (d) Stop Transfer. The Shareholder hereby authorizes and requests the Company and its counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares). The Shareholder agrees with, and covenants to, Parent that the Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, or any change in the Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the


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Subject Shares may be changed or exchanged and the Subject Shares Purchase Price shall be accordingly adjusted. The Shareholder shall be entitled to receive and retain any cash dividend paid by the Company during the term of this Agreement until the Subject Shares are canceled in the Merger or purchased hereunder.

            (e) Merger Consideration. The Shareholder agrees and hereby acknowledges that the Merger Consideration to be received by the Shareholder will consist solely of a cash payment per Share.

            (f) Appraisal Rights. The Shareholder hereby irrevocably waives any and ail rights which it may have as to appraisal, dissent or any similar or related matter with respect to the Merger.

2. Option.

            (a) Grant of Option. The Shareholder hereby grants to Acquisition (or its designee) an irrevocable option (the "Option") to purchase the Proxy Shares at an exercise price of $12.90 per share (the "Exercise Price"). In the event of any change in the Proxy Shares by reason of stock dividends, split-ups, recapitalizations or the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately to preserve the respective rights of the Shareholder and Acquisition hereunder.

            (b) Exercise of Option. The Option may be exercised by Acquisition, as a whole and not in part, at any time during the twelve-month period commencing upon the occurrence of any of the following events:

                  (i) the Merger Agreement shall have been terminated or become terminable pursuant to Section 7.1(c)(iii) or Section 7.1(d) thereof; or

                  (ii) any failure by the Shareholder to perform its obligations hereunder.

            If the Merger Agreement shall have been terminated pursuant to
Section 7.1(a), (b), (c)(I) or (c)(ii) thereof, the Option may not be exercised by Acquisition.

            (c) Notice of Exercise. If Acquisition wishes to exercise the Option, Acquisition shall send a written notice to the Shareholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Option Closing Date") of the closing (the "Option Closing") of the purchase. The Option Closing Date shall occur on the fifth business day or such longer period as may be required by


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applicable law or regulation, after the later of (I) the date on which such notice is delivered and (ii) the satisfaction of the conditions set forth in
Section 2(f).

            (d) Closing Deliveries by Shareholder. At the Option Closing, the Shareholder shall deliver to Acquisition (or its designee) all of the Proxy Shares by delivery of a certificate or certificates evidencing the Proxy Shares in the denominations designated by Acquisition in its exercise notice delivered pursuant to Section 2(c), duly endorsed to Acquisition or accompanied by stock powers duly executed in favor of Acquisition, with all necessary stock transfer stamps affixed.

            (e) Closing Deliveries by Acquisition. At the Option Closing, Acquisition shall pay, and Parent shall cause Acquisition to pay, to the Shareholder the aggregate Exercise Price for the Proxy Shares by delivery to the Shareholder of cash in the amount of the aggregate Exercise Price for the number of Proxy Shares purchased pursuant to the exercise of the Option.

            (f) Conditions. The Option Closing shall be subject to the satisfaction of each of the following conditions:

                  (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling that is in effect, and there shall not be any statute, rule or regulation, which in either case restrains, enjoins or prohibits the consummation of the purchase and sale of the Proxy Shares pursuant to the exercise of the Option;

                  (ii) any waiting period applicable to the consummation of the purchase and sale of the Proxy Shares pursuant to the exercise of the Option under the HSR Act shall have expired or been terminated; and

                  (iii) all actions by or in respect of, and any filing with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Proxy Shares pursuant to the exercise of the Option shall have been obtained or made and shall be in full force and effect.

            (g) Termination of Option. The Option, the Proxy provided for in
Section 1(b) of this Agreement and the stop transfer restrictions provided for in Section 1(d) shall each terminate at such time of Third Party Acquisition at a price per share which is less than $12.90.

3. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent and Acquisition as of the date hereof as follows:


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            (a) Organization. The Shareholder are trusts duly organized, validly existing and in good standing under the laws of the jurisdictions of their organization.

            (b) Authorization; Validity of Agreement; Necessary Action. The Shareholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Shareholder and no other trust action or proceedings on the part of the Shareholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Acquisition, constitutes a valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and considerations of public policy.

            (c) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act and any applicable state takeover laws, neither the execution, delivery or performance of this Agreement by the Shareholder nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (I) conflict with or result in any breach of any provision of the trust documents; (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of the Shareholder to consummate the transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Shareholder is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults, or rights of termination, amendment, cancellation or acceleration, which would not materially impair the ability of the Shareholder to consummate the transactions contemplated hereby.

            (d) Shares. The Existing Shares are, and the Subject Shares on the Option Closing Date will be, owned beneficially by the Shareholder. The Existing Shares


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constitute all of the Shares owned beneficially by the Shareholder. All of the
Existing Shares are issued and outstanding and the Shareholder does not own, beneficially, any warrants, options or other rights to acquire any Shares. The Shareholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1 and 2 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1 and 2 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of the Subject Shares on the Option Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Shareholder has good and valid title to the Existing Shares and at all times during the term hereof and on the Option Closing Date will have good and valid title to the Subject Shares, free and clear of all Liens and free of any other limitation or restriction, and, upon delivery thereof to Acquisition against delivery of the consideration therefor pursuant to this Agreement, good and valid title thereto, free and clear of all Liens and free of any other limitation or restriction (other than any arising as a result of actions taken or omitted by Parent or Acquisition or any arising under this Agreement), will pass to Acquisition.

            (e) No Finder's Fees. Except as disclosed in the Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

4. Representations and Warranties of Parent and Acquisition. Parent and Acquisition, jointly and severally, hereby represent and warrant to the Shareholder as of the date hereof as follows:

            (a) Organization. Each of Parent and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

            (b) Corporate Authorization; Validity of Agreement; Necessary Action. Each of Parent and Acquisition has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and the execution, delivery and performance by Acquisition of this Agreement and the consummation by Acquisition of the transactions contemplated hereby


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

have been duly and validly authorized by its Board of Directors, and no other corporate action or proceedings on the part of Parent or Acquisition are necessary to authorize the execution and delivery by Parent or Acquisition of this Agreement, and the consummation by Parent or Acquisition of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Acquisition, and, assuming this Agreement constitutes a valid and binding obligation of the Shareholder, constitutes valid and binding obligations of Parent and Acquisition, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and considerations of public policy.

            (c) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and any applicable state takeover laws, neither the execution, delivery or performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby nor compliance by Parent or Acquisition with any of the provisions hereof will (I) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Parent or Acquisition,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of Parent and Acquisition to consummate the transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults, or rights of termination, amendment, cancellation or acceleration, which would not materially impair the ability of Parent and Acquisition to consummate the transactions contemplated hereby.

5. Further Assurances. From time to time prior to the Option Closing, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.


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6. Tender of Subject Shares. Shareholder hereby agrees to tender its Subject
Shares into the Offer.

7. Termination. Except as set forth in Section 2, this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest to occur of (a) the Effective Time, (b) twelve months following the termination of the Merger Agreement pursuant to Section 7.1(c)(iii) or Section 7.1(d) thereof or (c) termination of the Merger Agreement pursuant to Section 7.1(a), (b), (c)(I) or (c)(ii) thereof. Notwithstanding the foregoing, in the event the Option shall have been exercised in accordance with Section 2, but the Option Closing shall not have occurred, this Agreement shall not terminate. Nothing in this Section 6 shall relieve any party of liability for breach of this Agreement.

8. General Provisions.

            (a) Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

            (b) Amendment. This Agreement may not be amended except by an instrument in writing signed by the party to be charged therewith.

            (c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (i)   if to Parent or Acquisition, to:

                  Tinicum Incorporated
                  800 Third Avenue
                  New York, NY 10022
                  Attention: Eric Ruttenberg

                  Telephone No.: (212) 446-9300
                  Telecopy No.: (212) 750-9264

                  with a copy to:

                  Kirkland & Ellis
                  153 East 53rd Street
                  New York, NY 10022


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

                  Attention: John L. Kuehn
                  Telephone No.: (212) 446-4821
                  Telecopy No.: (212) 446-4900

             (ii) if to the Shareholder, to:

                  Mellon Trust of California
                  400 So. Hope Street
                  Suite 400
                  Los Angeles, CA 90071
                  Attention: Michael O'Brien
                  Telephone No.: (213) 553-9600
                  Telecopy No.: (213) 629-0495

                  with a copy to:

                  Goodson and Wachtel
                  10940 Wilshire Blvd.
                  Suite 1400
                  Los Angeles, CA 90024
                  Attention: Marvin Goodson
                  Telephone No.: (310) 208-8282
                  Telecopy No.: (310) 208-8582

            (d) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 15, 1999.

            (e) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            (f) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is


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

not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

            (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

            (i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder, except as specifically provided herein with respect to the rights of Acquisition under the Option, shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent and Acquisition may assign, in Parent's sole discretion, any or all of their respective rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors (including the Company as successor to Acquisition pursuant to the Merger), heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

            (j) Enforcement; Consent to Jurisdiction; Waiver of Jury Trial.

                  (i) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the District of Delaware to the extent such court would have subject matter jurisdiction with respect to such dispute, and the Chancery or other Courts of the


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

State of Delaware this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto:

                        (A) consents to submit itself to the personal jurisdiction of (x) the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (y) the Chancery or other Courts of the State of Delaware otherwise;

                        (B) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

                        (C) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

                        (D) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 7(c) or at such other address of which a party shall have been notified pursuant thereto; and

                        (E) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

                  (ii) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  (iii) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.


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

IN WITNESS WHEREOF, Parent, Acquisition and the Shareholder have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.


                                    HI HOLDINGS INC.

                                    By: /s/ SETH HENDON
                                        -----------------------
                                        Name: Seth Hendon
                                        Title:


                                    HI MERGER SUBSIDIARY INC.

                                    By: /s/ SETH HENDON
                                        -----------------------
                                        Name: Seth Hendon
                                        Title:


                                    HAYMAN NON-EXEMPT TRUST FBO
                                    SANDRA NELSON, HAYMAN NON-EXEMPT
                                    TRUST FBO SHERYL EVERTT, HAYMAN
                                    NON-EXEMPT TRUST FBO RICK HAYMAN,
                                    HAYMAN EXEMPT TRUST FBO SANDRA
                                    NELSON, HAYMAN EXEMPT TRUST FBO
                                    SHERYL EVERTT, HAYMAN EXEMPT
                                    TRUST FBO RICK HAYMAN, ALL
                                    ESTABLISHED UNDER THE RICHARD L.
                                    HAYMAN AND DOROTHY M. HAYMAN
                                    TRUST NO. 1


                                    By: MELLON TRUST OF CALIFORNIA, AS
                                    CO-TRUSTEE

                                    By: /s/ MICHAEL D. O'BRIEN
                                        --------------------------
                                        Name: Michael D. O'Brien
                                        Title: Vice President

                     AMENDMENT NO.1 TO SHAREHOLDER AGREEMENT

  AMENDMENT NO. 1 TO SHAREHOLDER AGREEMENT, dated as of March 18, 1999 (this "AGREEMENT") is made by and among HI HOLDINGS INC., a Delaware corporation, ("PARENT"), HI MERGER SUBSIDIARY INC., a California corporation and a wholly owned subsidiary of Parent ("ACQUISITION"), and the Hayman Non-Exempt Trust FBO Sandra Nelson, the Hayman Non-Exempt Trust FBO Sheryl Everett, the Hayman Non-Exempt Trust FBO Rick Hayman, the Hayman Exempt Trust FBO Sandra Nelson, the Hayman Exempt Trust FBO Sheryl Everett and the Hayman Exempt Trust FBO Rick Hayman, all established under the Richard L. Hayman and Dorothy M. Hayman Trust No. 1 (collectively, the "ORIGINAL SHAREHOLDER"), and Hayman Trust No.6 for Sheryl Everett and Hayman Trust No.5 for Sandra Nelson (collectively, the "ADDITIONAL SHAREHOLDER" and together with the Original Shareholder, the "SHAREHOLDER").

                                    RECITALS

                  Parent, Acquisition and the Original Shareholder entered into the Shareholder Agreement dated as of March 15, 1999 (the "AGREEMENT"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

                  Parent, Acquisition and the Original Shareholder desire to amend the Agreement to, among other things, add the Additional Shareholder, and the Additional Shareholder desires to become a party to the Agreement.

                                    AGREEMENT

                  To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

1.       Amendments.

         A. The term "Shareholder", as used throughout the Agreement, shall mean, collectively, the Original Shareholder and the Additional Shareholder.

         B. The number "1,465,002" appearing in the first line of the second paragraph under "Recitals" in the Agreement is hereby amended in its entirety to read:

                           "1,521,477"

         C. In all other respects, the Agreement remains in full force and effect.

2.       General Provisions.



         (a) Counterparts. This Amendment No. 1 to the Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         (b) Governing Law. This Amendment No. 1 to the Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.
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IN WITNESS WHEREOF, Parent, Acquisition and the Shareholder have caused this
Amendment No. 1 to Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

                                HI HOLDINGS INC.

                                By: /s/ SETH HENDON
                                    -----------------------
                                    Name: Seth Hendon
                                    Title: Vice President

                                HI MERGER SUBSIDIARY INC.

                                By: /s/ SETH HENDON
                                    -----------------------
                                    Name: Seth Hendon
                                    Title: Vice President

                                HAYMAN NON-EXEMPT TRUST FBO SANDRA NELSON,
                                HAYMAN NON-EXEMPT TRUST FBO SHERYL EVERETT,
                                HAYMAN NON-EXEMPT TRUST FBO RICK HAYMAN, HAYMAN EXEMPT TRUST FBO SANDRA NELSON, HAYMAN EXEMPT TRUST FBO SHERYL EVERETT, HAYMAN EXEMPT TRUST FBO RICK HAYMAN, ALL ESTABLISHED UNDER THE RICHARD L. HAYMAN AND DOROTHY M. HAYMAN TRUST NO. 1, HAYMAN TRUST NO.6 FOR SHERYL EVERETT, HAYMAN TRUST NO.5 FOR SANDRA NELSON

                                By: MELLON TRUST OF CALIFORNIA, AS CO-TRUSTEE

                                By:      /s/ MICHAEL D. O'BRIEN
                                         --------------------------
                                         Name: Michael D. O'Brien
                                         Title: Vice President